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                                                                       EXHIBIT 8

                                  LAW OFFICES

                        SILVER, FREEDMAN & TAFF, L.L.P.
      A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

  [LETTERHEAD OF LAW OFFICES OF SILVER, FREEDMAN & TAFF, L.L.P. APPEARS HERE]


                                 July 23, 1998


Board of Directors
Ambanc Holding Co., Inc.
11 Division Street
Amsterdam, NY 12010-4303

Board of Directors
AFSALA Bancorp, Inc.
161 Church Street
Amsterdam, NY 12010

     Re: Federal Income Tax Consequences Arising From the Acquisition Merger Contemplated By That Certain Reorganization and Merger Agreement By And Among Ambanc Holding Co., Inc., Amsterdam Savings Bank, FSB, AFSALA Bancorp, Inc. and Amsterdam Federal Bank dated April 23, 1998 (the "Agreement")

Ladies and Gentlemen:

     In connection with certain filings being made by the parties with the SEC and the OTS, set forth hereinbelow is this firm's opinion relating to certain federal income tax consequences applicable to the Acquisition Merger contemplated by the Agreement. Capitalized terms used herein which are not expressly defined herein shall have the meaning assigned to them in the Agreement.

                                     FACTS

     Each of the Company and Ambanc is a stock corporation organized and existing under the laws of the State of Delaware. The principal business of each of the Company and Ambanc consists of lending and deposit taking activities through its savings bank subsidiary.
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Boards of Directors
July 23, 1998
Page 2
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     The Acquisition Merger will be implemented at the Acquisition Merger
Effective Time through the merger of the Company with and into Ambanc. In the Acquisition Merger all of the outstanding Company Common Stock will be exchanged solely for Ambanc Common Stock or cash in lieu of fractional share interests. The stockholders of the Company are not entitled to dissenters rights in connection with the Acquisition Merger.

                                  ASSUMPTIONS

     A.   The Acquisition Merger will constitute a statutory merger.

     B. All conditions precedent contained in the Agreement shall be performed or waived prior to the Acquisition Merger Effective Time.

     C. The representations of the Company and Ambanc made in their respective tax representation letters to us of even date herewith are true and correct and will be true and correct at the Acquisition Merger Effective Time.

     D. All of the stockholders of the Company are citizens or residents of the United States of America ("U.S. Holders"). For purposes hereof, U.S. Holders do not include certain classes of taxpayers including but not limited to foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired or acquire Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold shares of Company Common Stock in a hedging transaction or as part of a straddle or similar transaction.


                                   OPINIONS

     Subject to the foregoing and to the conditions and limitations expressed elsewhere herein, we are of the opinion that for federal income tax purposes:

     1. the Acquisition Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and the Company and Ambanc will each be a party to the reorganization;

     2. except as provided in paragraph 4 below, no gain or loss will be recognized by any U.S. Holder upon the exchange of Company Common Stock solely for Ambanc Common Stock in the Acquisition Merger; the aggregate adjusted tax basis of shares of Ambanc Common Stock (including a fractional share interest in Ambanc Common Stock deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of the Company Common Stock exchanged therefor;
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Boards of Directors
July 23, 1998
Page 3
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     3.   the holding period of Ambanc Common Stock received by a U.S. Holder in the Acquisition Merger will include the holding period of the Company Common Stock surrendered and exchanged therefor, provided that such shares of Company Common Stock were held as a capital asset by such stockholder at the Acquisition Merger Effective Time; and

     4. a U.S. Holder who receives cash in lieu of a fractional share interest in Ambanc Common Stock in the Acquisition Merger will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under Section 302 of the Code, if such deemed distribution were "substantially disproportionate" with respect to the U.S. Holder or were "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder would generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest (determined as described in paragraph 2 above). Such capital gain or loss would be long-term capital gain or loss if the U.S. Holder's holding period in a fractional share interest (determined as described in paragraph 3 above) is more than one year. Long-term capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 28% if the holding period exceeds one year but does not exceed 18 months and to a maximum tax rate of 20% if the holding period exceeds 18 months.

     The foregoing opinion reflects our legal judgment based upon the facts and assumptions presented herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

     We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to all references made to this letter in the Registration Statement.

                                    Very truly yours,

                                    /s/ SILVER, FREEDMAN & TAFF, L.L.P.

                                    SILVER, FREEDMAN & TAFF, L.L.P.